FOR IMMEDIATE RELEASE

Contact:          David J. Schlanger
                  Senior Vice President -- Corporate Development
                  (201) 703-3400


                  ELMWOOD PARK, NEW JERSEY, February 5, 1999 --- Synetic, Inc. (NASDAQ: SNTC) announced today that Synetic has recently been informed of Merck & Co., Inc.'s position that Synetic's healthcare communication business and Martin J. Wygod, Synetic's Chairman, are in violation of certain non-competition agreements with Merck and Merck-Medco Managed Care L.L.C. These agreements expire by their terms on May 24, 1999. Synetic has also been informed of Merck's position that the non-competition agreements of certain officers of Synetic are binding upon Synetic and would therefore have the effect of extending the expiration of the non-competition agreement between Synetic and Merck and Merck-Medco until as late as September 2002.

                  Synetic believes that Merck and Merck-Medco's positions are without merit. In the event litigation occurs, Synetic intends to vigorously assert appropriate claims for any damages caused by Merck and Merck-Medco, including damages caused by any improper attempts to restrain future competition. No assurance can be given, however, that litigation concerning these matters would not have a material adverse effect on Synetic.

                  Certain statements contained in this press release are forward looking statements that involve risks and uncertainties including, but not limited to, risks associated with the non-competition agreements with Merck and Merck-Medco described above. These statements are based on the Company's current beliefs which may be different from those described or implied by such forward looking statements. The Company expressly disclaims any intent or obligation to update these forward looking statements.